Accenture Reports First-Quarter Fiscal 2025 Results

Accenture’s strong Q1 FY25 results reflect broad-based revenue growth across all markets and industry groups; Company raises fiscal 2025 revenue outlook

New bookings of $18.7 billion, an increase of 1% in both U.S. dollars and local currency
Generative AI new bookings of $1.2 billion
Revenues of $17.7 billion, an increase of 9% in U.S. dollars and 8% in local currency, with consulting revenues of $9.0 billion and managed services revenues of $8.6 billion
GAAP operating margin of 16.7%, an increase of 90 basis points, and flat compared to adjusted operating margin1 reported in first quarter fiscal 2024
GAAP EPS of $3.59, an increase of 16%, and an increase of 10% over adjusted EPS reported in first quarter fiscal 2024
Quarterly cash dividend of $1.48 per share, an increase of 15%
Accenture updates its business outlook for fiscal 2025; raises full-year revenue growth to 4% to 7% in local currency; now expects foreign exchange impact of negative 0.5%; updates outlook for GAAP EPS to be in the range of $12.43 to $12.79, reflecting its increased revenue outlook and revised foreign-exchange assumption
NEW YORK; December 19, 2024 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2025 ended November 30, 2024.

Julie Sweet, chair and CEO, Accenture, said, “Our strategy to lead reinvention for clients while continuing to invest in our business has given us a strong start to fiscal 2025. We delivered broad-based revenue growth across both consulting and managed services, and across each market and industry group, gaining market share. First quarter new bookings were $18.7 billion, including 30 quarterly client bookings of more than $100 million, and we continued to lead in helping our clients realize value with generative AI, with new bookings of $1.2 billion. On behalf of our leadership team, I want to thank our nearly 799,000 Accenture people whose commitment to our clients' success makes these results possible.”

Revenues were $17.7 billion, an increase of 9% in U.S. dollars and 8% in local currency compared to the first quarter of fiscal 2024.
GAAP operating income was $2.95 billion, a 15% increase compared to $2.56 billion for the first quarter of fiscal 2024, and an increase of 9% compared to adjusted operating income of $2.70 billion for the first quarter last year. Operating margin was 16.7%, an increase of 90 basis points compared to operating margin of 15.8% for the first quarter of fiscal 2024, and flat compared to adjusted operating margin of 16.7% for the first quarter last year.

1Adjusted financial measures presented in this release are non-GAAP financial measures that exclude business optimization costs recorded in fiscal 2024 as further described in this release.

GAAP diluted earnings per share were $3.59, a 16% increase compared to $3.10 for the first quarter of fiscal 2024, and an increase of 10% over adjusted EPS of $3.27 for the first quarter last year.
New bookings for the quarter were $18.7 billion, with consulting bookings of $9.2 billion and managed services bookings of $9.5 billion.
Financial Review

Revenues for the first quarter of fiscal 2025 were $17.69 billion, compared with $16.22 billion for the first quarter of fiscal 2024, an increase of 9% in U.S. dollars and 8% in local currency. Revenues were approximately $240 million above the top end of the company’s guided range of $16.85 billion to $17.45 billion. The foreign-exchange impact for the quarter was approximately positive 1%, compared with the positive 1.5% assumption provided in the company's fourth-quarter earnings release.
▪Consulting revenues for the quarter were $9.05 billion, an increase of 7% in U.S. dollars and 6% in local currency compared with the first quarter of fiscal 2024.
▪Managed Services revenues for the quarter were $8.64 billion, an increase of 11% in both U.S. dollars and local currency compared with the first quarter of fiscal 2024.
GAAP diluted EPS for the quarter were $3.59, a 16% increase over $3.10 for the first quarter last year, which included a $0.17 decrease for business optimization costs. Excluding these costs, GAAP diluted EPS increased 10% for the first quarter of fiscal 2025 over adjusted EPS of $3.27 for the first quarter of fiscal 2024. The $0.32 increase in GAAP diluted EPS compared to adjusted diluted EPS reflects:
▪a $0.29 increase from higher revenue and operating results;
▪a $0.07 increase from a lower effective tax rate; and
▪a $0.01 increase from lower share count;
partially offset by
▪a $0.05 decrease from lower non-operating income.
Gross margin (gross profit as a percentage of revenues) for the quarter was 32.9% compared to 33.6% in the first quarter of fiscal 2024. Selling, general and administrative (SG&A) expenses for the quarter were $2.87 billion, or 16.2% of revenues, compared with $2.74 billion, or 16.9% of revenues, for the first quarter of fiscal 2024.
GAAP operating income for the quarter increased 15%, to $2.95 billion, or 16.7% of revenues, compared with $2.56 billion, or 15.8% of revenues, for the first quarter of fiscal 2024. For the first quarter of fiscal 2024, adjusted operating income was $2.70 billion, or 16.7% of revenues.
The company’s GAAP effective tax rate for the quarter was 21.6%, compared with 23.2% for the first quarter of fiscal 2024.
GAAP net income for the quarter was $2.32 billion, compared with $2.01 billion for the first quarter of fiscal 2024. For the first quarter of fiscal 2024, adjusted net income was $2.12 billion.
Operating cash flow for the quarter was $1.02 billion, and property and equipment additions were $152 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $870 million. For the same period last year, operating cash flow was $499 million; property and equipment additions were $69 million; and free cash flow was $430 million.

Days services outstanding, or DSOs, were 50 days at November 30, 2024, compared with 46 days at August 31, 2024 and 49 days at November 30, 2023.
Accenture’s total cash balance at November 30, 2024 was $8.3 billion, compared with $5.0 billion at August 31, 2024.
New Bookings
New bookings for the first quarter of fiscal 2025 were $18.70 billion, a 1% increase in both U.S. dollars and local currency over the first quarter of fiscal 2024.
▪Consulting new bookings were $9.22 billion, or 49% of total new bookings.
▪Managed Services new bookings were $9.48 billion, or 51% of total new bookings.
Revenues by Geographic Market2
Revenues by geographic market were as follows:
▪Americas: $8.73 billion, an increase of 9% in U.S. dollars and 11% in local currency compared with the first quarter of fiscal 2024.
▪EMEA: $6.41 billion, an increase of 10% in U.S. dollars and 6% in local currency compared with the first quarter of fiscal 2024.
▪Asia Pacific: $2.54 billion, an increase of 6% in U.S. dollars and 4% in local currency compared with the first quarter of fiscal 2024.
Revenues by Industry Group
Revenues by industry group were as follows:
▪Communications, Media & Technology: $2.86 billion, an increase of 7% in both U.S. dollars and local currency compared with the first quarter of fiscal 2024.
▪Financial Services: $3.17 billion, an increase of 4% in both U.S. dollars and local currency compared with the first quarter of fiscal 2024.
▪Health & Public Service: $3.81 billion, an increase of 13% in U.S. dollars and 12% in local currency compared with the first quarter of fiscal 2024.
▪Products: $5.43 billion, an increase of 12% in U.S. dollars and 10% in local currency compared with the first quarter of fiscal 2024.
▪Resources: $2.42 billion, an increase of 6% in both U.S. dollars and local currency compared with the first quarter of fiscal 2024.
Returning Cash to Shareholders
Accenture continues to return cash to shareholders through cash dividends and share repurchases.
Dividend
On November 15, 2024, a quarterly cash dividend of $1.48 per share was paid to shareholders of record at the close of business on October 10, 2024. These cash dividend payments totaled $926 million.
2During the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America became the Americas market and Growth Markets became the Asia Pacific market. Prior period amounts have been reclassified to conform with the current period presentation.

Accenture plc has declared another quarterly cash dividend of $1.48 per share for shareholders of record at the close of business on January 16, 2025. This dividend, which is payable on February 14, 2025, represents a 15% increase over the quarterly dividend rate of $1.29 per share in fiscal 2024.
Share Repurchase Activity
During the first quarter of fiscal 2025, Accenture repurchased or redeemed 2.5 million shares for a total of $898 million, including approximately 2.2 million shares repurchased in the open market.
Accenture’s total remaining share repurchase authority at November 30, 2024 was approximately $5.9 billion.
At November 30, 2024, Accenture had approximately 626 million total shares outstanding.
Business Outlook
Second Quarter Fiscal 2025
Accenture expects revenues for the second quarter of fiscal 2025 to be in the range of $16.2 billion to $16.8 billion, or 5% to 9% growth in local currency, reflecting the company’s assumption of an approximately negative 2.5% foreign-exchange impact compared with the second quarter of fiscal 2024.
Fiscal Year 2025
Accenture’s business outlook for fiscal 2025 now assumes that the foreign-exchange impact on its results in U.S. dollars will be approximately negative 0.5% compared with fiscal 2024; the company previously expected the impact to be positive 1.5%.
For fiscal 2025, the company raises revenue growth to be in the range of 4% to 7% in local currency, compared to 3% to 6% previously.
Accenture continues to expect GAAP operating margin for fiscal 2025 to be in the range of 15.6% to 15.8%, an expansion of 80 to 100 basis points from fiscal 2024 GAAP operating margin, and an expansion of 10 to 30 basis points from fiscal 2024 adjusted operating margin, which excludes $438 million for business optimization costs.
The company continues to expect its annual effective tax rate to be in the range of 22.5% to 24.5%.
Reflecting its increased revenue outlook and revised foreign-exchange assumption, the company now expects GAAP diluted EPS for fiscal 2025 to be in the range of $12.43 to $12.79, compared to $12.55 to $12.91 previously, an increase of 9% to 12% over fiscal 2024 GAAP diluted EPS of $11.44, and an increase of 4% to 7% over adjusted EPS of $11.95, which excludes $0.51 for business optimization costs.
For fiscal 2025, the company continues to expect operating cash flow to be in the range of $9.4 billion to $10.1 billion; property and equipment additions to be $600 million; and free cash flow to be in the range of $8.8 billion to $9.5 billion.
The company continues to expect to return at least $8.3 billion in cash to shareholders through dividends and share repurchases.

360° Value Reporting
Accenture’s goal is to create 360° value for our clients, people, shareholders, partners and communities. Our reporting captures how we deliver unique value across six vital dimensions and offers a comprehensive view of our financial and environmental, social and governance (ESG) measures, and our goals, progress and performance for each. Our full 360° Value Report and online 360° Value Reporting Experience provide customizable reporting. To access, please visit the Accenture 360° Value Reporting Experience at accenture.com/reportingexperience.
Conference Call and Webcast Details
Accenture will host a conference call at 8:00 a.m. EST today to discuss its first quarter of fiscal 2025 financial results. To participate in the teleconference, please dial +1 (877) 883-0383 [+1 (412) 317-6061 outside the U.S., Puerto Rico and Canada] and enter access code 4670148 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live via webcast on the Investor Relations section of the Accenture website at accenture.com.
A replay of the conference call will be available at accenture.com and at +1 (877) 344-7529 [+1 (412) 317-0088 outside the U.S., Puerto Rico and Canada] with access code 9624330, from 11:00 a.m. EST today, through Wednesday, March 19, 2025.
About Accenture
Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent- and innovation-led company with approximately 799,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology and leadership in cloud, data and AI with unmatched industry experience, functional expertise and global delivery capability. Our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Song, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients reinvent and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities. Visit us at accenture.com.
Non-GAAP Financial Information
This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.
Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “aspires,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook,” “goal,” “target,” and similar expressions are used to identify these forward-looking statements.

These statements are not guarantees of future performance nor promises that goals or targets will be met, and involve a number of risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed or implied. These risks include, without limitation, risks that: Accenture’s results of operations have been, and may in the future be, adversely affected by volatile, negative or uncertain economic and geopolitical conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture’s business depends on generating and maintaining client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the evolving technological environment could materially affect the company’s results of operations; risks and uncertainties related to the development and use of AI could harm our business, damage our reputation or give rise to legal or regulatory action; if Accenture is unable to match people and their skills with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; Accenture faces legal, reputational and financial risks from any failure to protect client and/or company data from security incidents or cyberattacks; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if Accenture does not successfully manage and develop its relationships with key ecosystem partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture’s profitability could materially suffer due to pricing pressure, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies or fail to satisfy certain agreed-upon targets or specific service levels; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; Accenture's debt obligations could adversely affect our business and financial condition; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; as a result of Accenture’s geographically diverse operations and our strategy to continue to grow in our key markets around the world, the company is more susceptible to certain risks; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s global operations expose the company to numerous and sometimes conflicting legal and regulatory requirements; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to protect or enforce its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
# # #
Contacts:
Rachel Frey
Accenture Media Relations
+1 917 452 4421
rachel.frey@accenture.com
Katie O’Conor
Accenture Investor Relations
+1 973 301 3275
catherine.m.oconor@accenture.com

Accenture plc
Consolidated Income Statements
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2024	% of Revenues	November 30, 2023	% of Revenues
REVENUES:
Revenues	$17,689,545	100.0%	$16,224,303	100.0%
OPERATING EXPENSES:
Cost of services	11,866,716	67.1%	10,776,362	66.4%
Sales and marketing	1,811,109	10.2%	1,709,891	10.5%
General and administrative costs	1,063,243	6.0%	1,033,499	6.4%
Business optimization costs	—	—%	139,664	0.9%
Total operating expenses	14,741,068		13,659,416
OPERATING INCOME	2,948,477	16.7%	2,564,887	15.8%
Interest income	76,027		101,980
Interest expense	(30,042)		(14,495)
Other income (expense), net	(39,217)		(35,719)
INCOME BEFORE INCOME TAXES	2,955,245	16.7%	2,616,653	16.1%
Income tax expense	639,055		606,672
NET INCOME	2,316,190	13.1%	2,009,981	12.4%
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc.	(2,170)		(2,016)
Net income attributable to noncontrolling interests – other (1)	(35,126)		(34,521)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$2,278,894	12.9%	$1,973,444	12.2%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$2,278,894		$1,973,444
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc. (2)	2,170		2,016
Net income for diluted earnings per share calculation	$2,281,064		$1,975,460
WEIGHTED AVERAGE SHARES:
Basic	625,676,922		627,996,111
Diluted	634,656,410		637,398,361
EARNINGS PER SHARE:
Basic	$3.64		$3.14
Diluted	$3.59		$3.10
Cash dividends per share	$1.48		$1.29
(1)Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

Accenture plc
Summary of Revenues
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Percent Increase U.S. Dollars	Percent Increase Local Currency
	November 30, 2024	November 30, 2023
GEOGRAPHIC MARKETS
Americas (1)	$8,733,095	$8,026,972	9%	11%
EMEA	6,411,952	5,803,642	10	6
Asia Pacific (1)	2,544,498	2,393,689	6	4
Total Revenues	$17,689,545	$16,224,303	9%	8%
INDUSTRY GROUPS
Communications, Media & Technology	$2,857,885	$2,669,448	7%	7%
Financial Services	3,168,835	3,033,578	4	4
Health & Public Service	3,812,609	3,377,466	13	12
Products	5,425,317	4,859,987	12	10
Resources	2,424,899	2,283,824	6	6
Total Revenues	$17,689,545	$16,224,303	9%	8%
TYPE OF WORK
Consulting	$9,045,228	$8,456,506	7%	6%
Managed Services	8,644,317	7,767,797	11	11
Total Revenues	$17,689,545	$16,224,303	9%	8%
(1)During the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America became the Americas market and Growth Markets became the Asia Pacific market. Prior period amounts have been reclassified to conform with the current period presentation.

Accenture plc
Operating Income by Geographic Market
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2024		November 30, 2023
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase
Americas (1)	$1,377,234	16%	$1,292,981	16%	$84,253
EMEA	1,035,977	16	823,601	14	212,376
Asia Pacific (1)	535,266	21	448,305	19	86,961
Total Operating Income	$2,948,477	16.7%	$2,564,887	15.8%	$383,590
(1)During the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America became the Americas market and Growth Markets became the Asia Pacific market. Prior period amounts have been reclassified to conform with the current period presentation.

Accenture plc
Reconciliation of Operating Income, as Reported (GAAP) to Operating Income as Adjusted (Non-GAAP)
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2024		November 30, 2023
	As Reported (GAAP)	Operating Margin (GAAP)	As Reported (GAAP)	Business Optimization (1)	Adjusted (Non-GAAP)	Operating Margin (Non-GAAP)	Increase (Non-GAAP)
Americas (2)	$1,377,234	16%	$1,292,981	$50,055	$1,343,036	17%	$34,198
EMEA	1,035,977	16	823,601	70,804	894,405	15	141,572
Asia Pacific (2)	535,266	21	448,305	18,805	467,110	20	68,156
Total Operating Income	$2,948,477	16.7%	$2,564,887	$139,664	$2,704,551	16.7%	$243,926
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)During the first quarter of fiscal 2025, our Latin America market unit moved from Growth Markets to North America. With this change, North America became the Americas market and Growth Markets became the Asia Pacific market. Prior period amounts have been reclassified to conform with the current period presentation.

Accenture plc
Reconciliation of Net Income and Diluted Earnings Per Share, as Reported (GAAP), to Net Income and Diluted Earnings Per Share, as Adjusted (Non-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2024	November 30, 2023
	As Reported (GAAP)	As Reported (GAAP)	Business Optimization (1)	Adjusted (Non-GAAP)
Operating Income	$2,948,477	$2,564,887	$139,664	$2,704,551
Operating Margin	16.7%	15.8%	0.9%	16.7%

Income before income taxes	2,955,245	2,616,653	139,664	2,756,317
Income tax expense	639,055	606,672	33,978	640,650
Net Income	$2,316,190	$2,009,981	$105,686	$2,115,667
Effective tax rate	21.6%	23.2%	24.3%	23.2%
Diluted earnings per share (2)	$3.59	$3.10	$0.17	$3.27
(1)Costs recorded in connection with our business optimization initiatives, primarily for employee severance.
(2)The impact of the business optimization costs on diluted earnings per share are presented net of related taxes. The income tax effect was negative $0.05 for the three months ended November 30, 2023. This includes both the current and deferred income tax impact and was calculated by using the relevant tax rate of the country where the costs were recorded.

Accenture plc
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	November 30, 2024	August 31, 2024
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$8,306,055	$5,004,469
Short-term investments	5,150	5,396
Receivables and contract assets	14,574,637	13,664,847
Other current assets	2,312,495	2,183,069
Total current assets	25,198,337	20,857,781
NON-CURRENT ASSETS:
Contract assets	128,981	120,260
Investments	371,507	334,664
Property and equipment, net	1,507,460	1,521,119
Lease assets	2,669,480	2,757,396
Goodwill	20,868,911	21,120,179
Other non-current assets	9,123,394	9,220,964
Total non-current assets	34,669,733	35,074,582
TOTAL ASSETS	$59,868,070	$55,932,363
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$114,321	$946,229
Accounts payable	2,579,165	2,743,807
Deferred revenues	4,711,553	5,174,923
Accrued payroll and related benefits	6,602,324	7,050,833
Lease liabilities	709,964	726,202
Other accrued liabilities	2,469,641	2,334,133
Total current liabilities	17,186,968	18,976,127
NON-CURRENT LIABILITIES:
Long-term debt	5,039,460	78,628
Lease liabilities	2,282,652	2,369,490
Other non-current liabilities	5,256,567	5,339,870
Total non-current liabilities	12,578,679	7,787,988
Total Accenture plc shareholders’ equity	29,190,495	28,288,646
Noncontrolling interest	911,928	879,602
Total shareholders’ equity	30,102,423	29,168,248
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,868,070	$55,932,363

Accenture plc
Consolidated Cash Flows Statements
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2024	November 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,316,190	$2,009,981
Depreciation, amortization and other	569,340	521,400
Share-based compensation expense	470,425	423,000
Change in assets and liabilities/other, net	(2,333,469)	(2,455,830)
Net cash provided by (used in) operating activities	1,022,486	498,551
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(152,205)	(68,933)
Purchases of businesses and investments, net of cash acquired	(241,560)	(788,025)
Proceeds from the sale of businesses and investments, net of cash transferred	5,270	—
Other investing, net	2,971	1,528
Net cash provided by (used in) investing activities	(385,524)	(855,430)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	477,367	477,434
Purchases of shares	(898,264)	(1,191,128)
Proceeds from (repayments of) debt, net	4,129,200	—
Cash dividends paid	(925,558)	(810,056)
Other financing, net	(30,997)	(28,163)
Net cash provided by (used in) financing activities	2,751,748	(1,551,913)
Effect of exchange rate changes on cash and cash equivalents	(87,124)	4,601
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,301,586	(1,904,191)
CASH AND CASH EQUIVALENTS, beginning of period	5,004,469	9,045,032
CASH AND CASH EQUIVALENTS, end of period	$8,306,055	$7,140,841